EXHIBIT 99.1

For Immediate Release: February 7, 2006

OCCIDENTAL ANNOUNCES NEW MANAGEMENT APPOINTMENTS

LOS ANGELES -- Occidental Petroleum Corporation's Chairman, President and Chief Executive Officer, Dr. Ray R. Irani, announced today that James M. Lienert has been promoted to the position of Executive Vice President, Finance and Planning, reporting to Steve Chazen, Senior Executive Vice President and Chief Financial Officer.

Lienert most recently served as President of Occidental Chemical Corporation (OxyChem), a position he has held since March 2004. Previously, he served as Senior Vice President of both OxyChem's chlor-alkali and vinyls businesses, as well as Vice President of Finance. He began his OxyChem career in 1974.

Lienert holds a bachelor's degree in accounting and a master's degree in business administration from the State University of New York at Buffalo, and is a Certified Public Accountant.

Dr. Irani also announced that B. "Chuck" Anderson has been promoted to the position of President of OxyChem to replace Lienert. Anderson, a 25-year veteran of the company, most recently served as Executive Vice President of OxyChem's Chlorovinyls division (2004-2006) and previously as Senior Vice President of the Basic Chemical division (2002-2004). Anderson holds a bachelor's degree in chemical engineering from Texas A&M University and a master's degree in petroleum engineering from the University of Houston.

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Contacts:  Lawrence P. Meriage (media)

           310-443-6562

           Kenneth J. Huffman (investors)

           212-603-8183

           On the web: www.oxy.com